Exhibit 2.1

Execution Version

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) is made and entered into as of December 3, 2017, by and among OSTEON HOLDINGS, L.P., a Delaware limited partnership (“Parent”), OSTEON MERGER SUB, INC., a Florida corporation and wholly-owned direct or indirect subsidiary of Parent (“Merger Sub”), and EXACTECH, INC., a Florida corporation (the “Company”), to amend that certain AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2017, by and among Parent, Merger Sub and the Company (as amended hereby, and as it may have been and may be further amended from time to time, the “Merger Agreement”).

WHEREAS, Section 8.04 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its shareholders to enter into this Amendment, (ii) approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of the Merger Agreement, as amended by this Amendment, by the shareholders of the Company;

WHEREAS, the general partner of Parent has approved this Amendment and declared it advisable for Parent to enter into this Amendment, and the Board of Directors of Merger Sub has approved this Amendment and declared it advisable for Merger Sub to enter into this Amendment; and

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.    Merger Consideration.

(a)    The first recital of the Merger Agreement is hereby amended by deleting the number “$42.00” therein and replacing it with “$49.25”.

(b)    Section 2.01(c) of the Merger Agreement is hereby amended by deleting the number “$42.00” therein and replacing it with “$49.25”.

2.    Amendments to Section 3.09. Section 3.09(c) of the Merger Agreement is hereby amended by adding the following sentence to the end thereof: “Notwithstanding the foregoing, the Financing Letter was amended as of December 3, 2017, with the written consent of the Company.”

3.    Amendments to Section 4.22. Section 4.22 of the Merger Agreement is hereby amended to add the following sentence at the end thereof:

“On December 2, 2017, the Company received the opinion of the Company Financial Advisor, dated as of December 2, 2017, that, as of such date and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration (upon giving effect to Amendment No. 1 to the Agreement) is fair, from a financial point of view, to the holders of Company Common Stock.”

4.    Amendments to Section 5.06. Section 5.06 of the Merger Agreement is amended by deleting the text of such section in its entirety and replacing such text with the phrase “[Reserved.]”.

5.    Amendments to Section 7.03.

(a)    Section 7.03(c) of the Merger Agreement is amended by deleting the text of such section in its entirety and replacing such text with the phrase “[Reserved.]”.

(b)    Section 7.03(d) of the Merger Agreement is amended by replacing the phrase “the conditions set forth in Sections 7.03(a), Section 7.03(b) and Section 7.03(c)” with the phrase “the conditions set forth in Sections 7.03(a) and 7.03(b)”.

6.    Amendments to Section 9.03.

(a)    The definition of “Debt Financing Deliverables” set forth in Section 9.03 is hereby deleted in its entirety.

(b)    The definition of “Debt Financing Documents” set forth in Section 9.03 is hereby deleted in its entirety.

(c)    The definition of “Debt Financing Information” set forth in Section 9.03 is hereby deleted in its entirety.

(d)    The definition of “Termination Fee” set forth in Section 9.03 of the Merger Agreement is hereby amended by replacing the number “$21,865,000” therein with the number “$25,797,000”.

(e)    The definition of “Company Material Adverse Effect” set forth in Section 9.03 of the Merger Agreement is hereby amended by adding in the first proviso, immediately following the phrase “any fact, circumstance, occurrence, effect, change, event or development arising from or related to”, the phrase “the following shall not, individually or in the aggregate, be taken into account for purposes of determining the occurrence, existence or likelihood to occur of a Company Material Adverse Effect”.

7.    Amendments to Section 9.12(c)(iii)(A). Section 9.12(c)(iii)(A) is hereby amended by replacing the number “$624,704,000” therein with the number “$737,057,000”.

8.    Financing. Parent has delivered to the Company the executed amendment to the Financing Letter attached hereto as Annex A, and the Company hereby consents to such amendment of the Financing Letter. The Financing Letter, as so amended, shall be deemed to be the “Financing Letter” referred to in the Merger Agreement and the commitment of the parties thereto to provide the amount of equity financing set forth therein to Parent shall be deemed to be the “Financing” referred to in the Merger Agreement.

9.    Proxy Statement and Schedule 13E-3. The parties hereto hereby acknowledge and agree that simultaneously with the execution and delivery of this Amendment by Parent, Merger Sub and the Company, (i) the parties hereto agree that the forms of the Proxy Statement and Schedule 13E-3 as on the system of R.R. Donnelley Financial (Atlanta) at 5:00 p.m. Eastern time on December 3, 2017 (the “Agreed Time”), and the form of the press release and the Form 8-K announcing the terms of this Amendment existing as of the Agreed Time, shall be the agreed forms of such documents to be filed with the SEC (and in the case of the press release, issued publicly) and such documents shall not be revised or modified further (as to each of such documents, the “Agreed Forms”), and (ii) prior to 9:00 a.m. Eastern time on December 4, 2017, at substantially the same time, (a) the Company shall file the Proxy Statement with the SEC in the Agreed Form, (b) the Company, Parent and Merger Sub shall jointly file the Schedule 13E-3 with the SEC in the Agreed Form and (c) the Company shall issue a public press release and file a Form 8-K, both in the Agreed Forms, announcing the terms of this Amendment and Amendment No. 1 to the Rollover Agreement, dated as of even date herewith.

10.    Miscellaneous Provisions.

(a)    Definitions. Unless otherwise specifically defined in this Amendment, each capitalized or other defined term used herein without definition shall have the meaning assigned to such term in the Merger Agreement.

(b)    No Further Amendment. Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, representations, warranties, covenants and provisions thereof shall remain in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein or the Company Disclosure Letter or the Parent Disclosure Letter or any of the documents referred to therein or otherwise affect or operate as a waiver or relinquishment of any of the rights of any party under any of them. Except as expressly amended hereby, this Amendment does not constitute a waiver of any condition or other provision of the Merger Agreement.

(c)    Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. The parties acknowledge and agree that the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to enforce Sections 8 and 9 of this Amendment as if such Sections were set forth in full in the Merger Agreement.

(d)    Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub that (i) it has the corporate power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by the Company of this Amendment have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings other than those previously taken or conducted on the part of the Company are necessary to approve and authorize this Amendment; and (iii) the Board of Directors of the Company has (A) determined that it is in the best interests of the Company and its stakeholders to enter into this Amendment, (B) approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, and (C) resolved to recommend adoption of the Merger Agreement, as amended, by the shareholders of the Company.

(e)    Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company that (i) each of Parent and Merger Sub has the organizational power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by Parent and Merger Sub of this Amendment have been duly and validly authorized by all necessary organizational action on the part of each of Parent and Merger Sub, including approval and authorization of the Merger and the other transactions contemplated hereby by the Boards of Directors or comparable governing body of each of Parent and Merger Sub, and (iii) no other organizational proceedings other than those previously taken or conducted on the part of Parent and Merger Sub, as applicable, are necessary to approve and authorize this Amendment.

(f)    Governing Law. This Amendment, including all matters of construction, validity and performance and any action or proceeding (whether in contract, tort, equity or otherwise) arising out of this Amendment or any of the transactions contemplated by this Amendment shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to the rules of conflict of laws of such State or other jurisdiction that would cause the application of the laws of any jurisdiction other than Florida.

(g)    Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect.

(h)    Counterparts. This Amendment may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(i)    Headings. The descriptive headings in this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(j)    Other Miscellaneous Terms. The provisions of Article IX (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

OSTEON HOLDINGS, L.P.

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

OSTEON MERGER SUB, INC.

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

EXACTECH, INC.

By:	/s/ William Petty
Name:	William Petty
Title:	Executive Chairman